UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

SCHEDULE 13G TO AMEND THE
SCHEDULE 13D FILED BY BIENVILLE ARGENTINA OPPORTUNITIES FUND 2.0, LP ON JANUARY 20, 2016

ECO-STIM ENERGY SOLUTIONS, INC.

(Name of Issuer)
Common Stock, par value $0.0001 per share

(Title of Class of Securities)
27888D101

(CUSIP Number)
August 28, 2017

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 27888D101			SCHEDULE 13G	Page 2 of 16

 EXPLANATORY NOTE

This Schedule 13G is being filed as Amendment No. 5 to the Schedule 13D originally filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2016 by Bienville Argentina Opportunities Master Fund, LP and related parties, as subsequently amended on August 22, 2016, September 28, 2016, April 14, 2017 and July 13, 2017.  This Schedule 13G is being filed in order to reflect that (i) since the filing of the most recent amendment to the Schedule 13D, the reporting persons no longer hold the shares reported herein with control intent; and (ii) Bienville Argentina Opportunities Master Fund, LP. and its general partner no longer beneficially own any shares of Eco-Stim Energy Solutions, Inc. (the “Issuer.”)

1.	Names of Reporting Persons Bienville Argentina Opportunities Fund 2.0, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		5.	Sole Voting Power 0

		6.	Shared Voting Power 5,902,611

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 5,902,611

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,902,611

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 7.9%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 27888D101			SCHEDULE 13G	Page 3 of 16

1.	Names of Reporting Persons BAOF 2.0 GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		5.	Sole Voting Power 0

		6.	Shared Voting Power 5,902,611

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 5,902,611

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,902,611

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 7.9%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 27888D101			SCHEDULE 13G	Page 4 of 16

1.	Names of Reporting Persons Bienville Argentina Opportunities Master Fund, LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 27888D101			SCHEDULE 13G	Page 5 of 16

1.	Names of Reporting Persons BAOF GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 27888D101			SCHEDULE 13G	Page 6 of 16

1.	Names of Reporting Persons Bienville Capital Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:		5.	Sole Voting Power 0

		6.	Shared Voting Power 6,077,436

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 6,077,436

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,077,436

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.2%

12.	Type of Reporting Person (See Instructions) IA

CUSIP No. 27888D101			SCHEDULE 13G	Page 7 of 16

1.	Names of Reporting Persons William Herbert Stimpson, II

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:		5.	Sole Voting Power 0

		6.	Shared Voting Power 6,077,436

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 6,077,436

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,077,436

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 27888D101			SCHEDULE 13G	Page 8 of 16

1.	Names of Reporting Persons Michael Cullen Thompson, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:		5.	Sole Voting Power 0

		6.	Shared Voting Power 6,077,436

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 6,077,436

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,077,436

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 27888D101			SCHEDULE 13G	Page 9 of 16

1.	Names of Reporting Persons Donald Stoltz, III

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:		5.	Sole Voting Power 0

		6.	Shared Voting Power 6,077,436

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 6,077,436

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,077,436

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 8.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 27888D101	SCHEDULE 13G	Page 10 of 16
Item 1.
(a)	Name of Issuer Eco-Stim Energy Solutions, Inc.
(b)	Address of Issuer’s Principal Executive Offices 2930 W. Sam Houston Parkway North Suite 275 Houston, TX 77043

Item 2.
(a)
Name of Person Filing
 Bienville Argentina Opportunities Fund 2.0, LP  (“Argentina Fund 2”);
BAOF 2.0 GP, LLC, a Delaware limited liability company (“General Partner 2”);
Bienville Argentina Opportunities Master Fund, LP (“Argentina Fund”);
BAOF GP, LLC, a Delaware limited liability company (“General Partner”);
Bienville Capital Management, LLC, a Delaware limited liability company (“Investment Manager”);
William Herbert Stimpson, II
Michael Cullen Thompson, Jr.
Donald Stoltz, III

(b)	Address of the Principal Office or, if none, Residence 521 Fifth Avenue 35th Floor New York, NY 10175
(c)	Citizenship All entities other than Argentina Fund are organized in Delaware. Argentina Fund is organized in the Cayman Islands. The individuals are all United States citizens.
(d)	Title of Class of Securities Common Stock, par value $0.001 per share
(e)	CUSIP Number 27888D101

CUSIP No. 27888D101			SCHEDULE 13G	Page 11 of 16

Item 3.	If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act;

	(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act;

	(c)	[ ]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

	(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act;

	(e)	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.[1]
	(a)	Amount beneficially owned: Argentina Fund 2 General Partner 2 Argentina Fund General Partner Investment Manager William Herbert Stimpson, II Michael Cullen Thompson, Jr. Donald Stoltz, III	5,902,611 5,902,611 0 0 6,077,436 6,077,436 6,077,436 6,077,436
	(b)	Percent of class: (1) Argentina Fund 2 General Partner 2 Argentina Fund General Partner Investment Manager William Herbert Stimpson, II Michael Cullen Thompson, Jr. Donald Stoltz, III	7.9% 7.9% 0% 0% 8.2% 8.2% 8.2% 8.2%

CUSIP No. 27888D101			SCHEDULE 13G	Page 12 of 16

	(c)	Number of shares as to which the person has:
(i)
Sole power to vote or to direct the vote
Argentina Fund 2
General Partner 2
Argentina Fund
General Partner
Investment Manager
William Herbert Stimpson, II
Michael Cullen Thompson, Jr.
Donald Stoltz, III
0 0 0 0 0 0 0 0
(ii)
Shared power to vote or to direct the vote
Argentina Fund 2
General Partner 2
Argentina Fund
General Partner
Investment Manager
William Herbert Stimpson, II
Michael Cullen Thompson, Jr.
Donald Stoltz, III
5,902,611 5,902,611 0 0 6,077,436 6,077,436 6,077,436 6,077,436
(iii)
Sole power to dispose or to direct the disposition of
Argentina Fund 2
General Partner 2
Argentina Fund
General Partner
Investment Manager
William Herbert Stimpson, II
Michael Cullen Thompson, Jr.
Donald Stoltz, III
0 0 0 0 0 0 0 0
(iv)
Shared power to dispose or to direct the disposition of
Argentina Fund 2
General Partner 2
Argentina Fund
General Partner
Investment Manager
William Herbert Stimpson, II
Michael Cullen Thompson, Jr.
Donald Stoltz, III
5,902,61 5,902,611 0 0 6,077,436 6,077,436 6,077,436 6,077,436
(1) The percentages used throughout this Schedule 13G are based upon 74,363,796 shares of common stock outstanding as of August 9, 2017, as reported in the Issuer’s Form 10-Q filed on August 14, 2017 for the quarter ended June 30, 2017.

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   [  ]

CUSIP No. 27888D101	SCHEDULE 13G	Page 13 of 16

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
By signing below the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

CUSIP No. 27888D101	SCHEDULE 13G	Page 14 of 16

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.

August 31, 2017

Bienville Argentina Opportunities Master Fund, LP

By: BAOF GP, LLC, its General Partner

By:	/s/ Donald Stoltz, III
Name:	Donald Stoltz, III
Title:	Chief Operating Officer

BAOF GP, LLC, as General Partner of Bienville Argentina Opportunities Master Fund, LP

By:	/s/ Donald Stoltz, III
Name:	Donald Stoltz, III
Title:	Chief Operating Officer

Bienville Argentina Opportunities Fund 2.0, LP

By: BAOF 2.0 GP, LLC, its General Partner

By:	/s/ Donald Stoltz, III
Name:	Donald Stoltz, III
Title:	Chief Operating Officer

BAOF 2.0 GP, LLC as General Partner of Bienville Argentina Opportunities Fund 2.0, LP

By:	/s/ Donald Stoltz, III
Name:	Donald Stoltz, III
Title:	Chief Operating Officer

Bienville Capital Management, LLC, as Investment Manager of Bienville Argentina Opportunities Master Fund, LP, Bienville Argentina Opportunities Fund 2.0, LP, and various separately managed account clients

By:	/s/ William H. Stimpson, II
Name:	William H. Stimpson, II
Title:	Managing Member

CUSIP No. 27888D101	SCHEDULE 13G	Page 14 of 16

William H. Stimpson, II, as Managing Member of the Investment Manager, BAOF GP, LLC and BAOF 2.0 GP, LLC

/s/ William H. Stimpson, II

M. Cullen Thompson, Jr., as Managing Member of the Investment Manager, BAOF GP, LLC and BAOF 2.0 GP, LLC

/s/ M. Cullen Thompson, Jr.

Donald Stoltz, III, as portfolio manager of the Investment Manager who is responsible for the Issuer’s matters

/s/ Donald Stoltz, III

CUSIP No. 27888D101	SCHEDULE 13G	Page 15 of 16

EXHIBIT A

STATEMENT FILED PURSUANT TO RULE 13D-1(K)(1)(III) OF
REGULATION 13D-G OF THE GENERAL RULES AND REGULATIONS
UNDER THE SECURITIES EXCHANGE ACT OF 1934

Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Dated: August 31, 2017

Bienville Argentina Opportunities Master Fund, LP

By: BAOF GP, LLC, its General Partner

By:	/s/ Donald Stoltz, III
Name:	Donald Stoltz, III
Title:	Chief Operating Officer

BAOF GP, LLC, as General Partner of Bienville Argentina Opportunities Master Fund, LP

By:	/s/ Donald Stoltz, III
Name:	Donald Stoltz, III
Title:	Chief Operating Officer

Bienville Argentina Opportunities Fund 2.0, LP

By: BAOF 2.0 GP, LLC, its General Partner

By:	/s/ Donald Stoltz, III
Name:	Donald Stoltz, III
Title:	Chief Operating Officer

BAOF 2.0 GP, LLC as General Partner of Bienville Argentina Opportunities Fund 2.0, LP

By:	/s/ Donald Stoltz, III
Name:	Donald Stoltz, III
Title:	Chief Operating Officer

Bienville Capital Management, LLC, as Investment Manager of Bienville Argentina Opportunities Master Fund, LP, Bienville Argentina Opportunities Fund 2.0, LP, and various separately managed account clients

By:	/s/ William H. Stimpson, II
Name:	William H. Stimpson, II
Title:	Managing Member

CUSIP No. 27888D101	SCHEDULE 13G	Page 16 of 16

William H. Stimpson, II, as Managing Member of the Investment Manager, BAOF GP, LLC and BAOF 2.0 GP, LLC

/s/ William H. Stimpson, II

M. Cullen Thompson, Jr., as Managing Member of the Investment Manager, BAOF GP, LLC and BAOF 2.0 GP, LLC

/s/ M. Cullen Thompson, Jr.

Donald Stoltz, III, as portfolio manager of the Investment Manager who is responsible for the Issuer’s matters

/s/ Donald Stoltz, III